Exhibit 99.2

Reis, Inc. Company ▲	REIS Ticker▲	Q2 2009 Earnings Call Event Type ▲	Aug. 7, 2009 Date ▲
MANAGEMENT DISCUSSION SECTION

Operator:  Good day, everyone and welcome to the Reis, Incorporated Second Quarter 2009 Financial Results Conference Call. Today’s call is being recorded.

At this time I’d like to turn the conference over to Mr. Lloyd Lynford. Please go ahead, sir.

Lloyd Lynford, President and Chief Executive Officer
Good afternoon. This is Lloyd Lynford, President and CEO of Reis. Today we have with us Jonathan Garfield, Co-founder, and our Executive Vice President, Mark Cantaluppi, Reis’s Chief Financial Officer, and other members of Reis’s senior management team.

First, I need to provide our legal disclaimer. Today’s comments may include forward-looking statements, which involve a number of risks and uncertainties that are based on currently available information and current management outlook or expectations. Actual results may differ materially from those in the forward-looking statements. In addition, we do not plan to update any forward-looking statements to reflect subsequent events or circumstances or if our expectations change. For more information relating to the risks and uncertainties involved in our forward-looking statements and the company generally, please see the Risk Factors and Forward-Looking Statements sections of our recent filings with the SEC, including our second quarter 2009 Form 10-Q filed earlier today and our 2008 Form 10-K filed March 13, 2009.

This call is being broadcast live over the Internet and will be available for replay for a period of time following the call. A link to the webcast of this call as well as information on the replay is available at www.reis.com/events.

Earlier today we filed our quarterly report on Form 10-Q and issued an earnings press release, copies of which can be found at the Investor Relations portion of our website. Our presentation this afternoon will include by comments on Reis’s second quarter 2009, as well as current market conditions. I will in turn ask Mark to speak about our legacy real estate projects and review our financial performance. Afterwards we will open the telephone lines for your questions.

The Reis Services segment continued its very strong performance during the second quarter of 2009.

We remain highly profitable, posting EBITDA of $2,740,000, representing an EBITDA margin of 46.4%. Our ability to post these impressive results is of course the product of deliberate strategic decisions and execution on the part of the entire Reis team. We are pleased to see that our subscribers agree that the information we provide is as – is of a must-have nature, and that our business model continues to be validated in the market.

At this comparatively late date in the cycle of U.S. economic contraction, it is gratifying to observe that our products are integral to the operations of the businesses we serve, and that our market information and analytics do indeed add value at all stages of the real estate life cycle. From origination to disposition, Reis assists our customers in making better decisions, while as a company we maintain a cost structure and business model that reward our shareholders for the value we deliver.

Last quarter I speculated that the global recession may have been bottoming out. Without once again resorting to reading tea leaves, let me update my assessment of the market from a Reis-centric perspective. I am pleased to report that the tenor of the conversations we are having with clients regarding resubscribing to our service is qualitatively much different than it was late last year and during the first few months of 2009.

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Reis, Inc. Company ▲	REIS Ticker▲	Q2 2009 Earnings Call Event Type ▲	Aug. 7, 2009 Date ▲
In fact, a significant number of clients are requesting multiyear contracts with modest fee increases built into their 2009 rates, followed by more robust increases in their 2010 rates. From a new business perspective, we are gaining new clients while looking to deploy capital opportunistically. However, the transaction market remains weak, debt capital difficult to come by, and under these circumstances entities are extremely circumspect before making new commitments to subscribing to market information and analytical service.

Nonetheless, new business continues at the same pace that we enjoyed in 2005 and 2006, if not at the buoyant levels of 2007.

Mark will review our financial results in detail, but let me take a moment to present the operating highlights for the Reis Services segment. As I noted, EBITDA for the segment was $2,740,000, representing an EBITDA margin of 46.4%. During the second quarter of 2008 EBITDA was $2,858,000 and the EBITDA margin was 43.9%.

We are debt-free with respect to our real estate projects, are making significant principal payments on the Reis acquisition debt, generating significant positive cash flow and have consolidated cash on hand of $23.5 million.

Reis Services is from the standpoint of all financial metrics, a strong and profitable segment. I suspect that some of you will have questions regarding CoStar’s recently announced acquisition of Property and Portfolio Research.

Our view is that PPR to date has been a good company and that it is too soon to determine with any precision how the combination will impact Reis. Historically, in the arena of market information and decision support products, Reis competed well against both CoStar and PPR. In fact, we were somewhat surprised to learn that PPR is currently barely breakeven, even after they laid off 17% of their workforce at the end of May. Clearly, both our market information and analytical products have been successful against PPR in recent years and have contributed to the erosion of their margins.

With respect to CoStar’s ongoing efforts to create analytical products over the years, Reis has certainly been the leading provider of decision support to institutional investors, and we expect our new product pipeline to continue to buttress our competitive position in this market segment.

Along with the Wall Street analytical community, we will be watching carefully how well CoStar makes the transition from becoming a provider of raw space leasing and sales comparables data primarily to brokers, to developing an analytical culture that can support the development of sophisticated quantitative tools.

And certainly, as CoStar works to make that transition, we will stick to our knitting, an important component of which is sustaining our pipeline of new products that can make meaningful contributions to top and bottom line growth as the market and the economy begin to recover.

We place great emphasis on our suite of valuation and credit risk products, to expanding our geographic footprint with respect to market coverage, and to integrating our tools in such a way that we continue to play an indispensable role in the underwriting, acquisition, asset management and financial reporting functions of our clients.

We firmly believe that this multi-trillion dollar asset class will continue to reward our innovation and cost cutting – and cutting edge products.  But these rewards will only flow to the diligent, and I would like to take a moment to give you a brief overview of products just launched, or that we will be launching, in the next few weeks.

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Reis, Inc. Company ▲	REIS Ticker▲	Q2 2009 Earnings Call Event Type ▲	Aug. 7, 2009 Date ▲
The first is Single Property Valuation, version 2.0, a substantial upgrade of our existing product, launched last week, adds two additional approaches to valuing real estate - direct capitalization and price per square foot, both based on transactions which have occurred in the local market.

These approaches provide valuable information to augment our discounted cash flow approach to value and support our efforts to be the critical source for real estate professionals seeking guidance on the value of commercial real estate assets.

Second, in the middle of the month we will introduce coverage on an additional 35 new shopping center markets, continuing the programmatic expansion of our geographic footprint.

Third, and also this month, we will launch Sales Comps coverage on 87 additional apartment markets, 50 office markets, and 60 shopping center markets with historical records going back to January 2005.

As we expand our coverage of both the space and sales markets and integrate sophisticated analytical tools into our interface, we continue to put distance between Reis and our competitors with respect to providing the holistic solution to larger enterprises as well as to customizing subscription packages for smaller entities doing business primarily in smaller markets.

You will be hearing about other upcoming critical product launches that in our judgment have the potential to accelerate Reis’s sales to smaller real estate firms, complementing our dominant position as the leading provider of decision support among institutional investors.

There is evidence that many of our customers and prospects are positioning themselves for growth and taking the steps necessary to ensure they have the operational infrastructure – including access to current and accurate market information to – support their initiatives. At the same time, we are putting to good use the lessons we are learning daily about the right mix of information and analytics our clients need in order to not only re-enter the market but to thrive. Reis management looks forward to facing off against that opportunity.

I would now like to turn the call over to Mark Cantaluppi to discuss our real estate and our financial results.

Mark P. Cantaluppi, Vice President and Chief Financial Officer
Thank you, Lloyd. First I would like to update you regarding the legacy real estate. At Gold Peak, our Denver project, we closed 10 units in the second quarter and three more in July, leaving one lone unit left to sell. At East Lyme, we sold three of the four homes in inventory during the second quarter, leaving one home available for sale there. We still have five improved lots and 119 unimproved but fully approved lots.

Regarding the bulk sale initiatives at East Lyme and Claverack, we continue to make every effort in our marketing of these projects, all the while reducing our overhead and carrying costs to the greatest extent possible.

As of June 30, 2009, we had total real estate assets aggregating $6.7 million or just 5.9% of the consolidated total assets at that date, which includes $3.4 million for East Lyme, $2.9 million for Claverack, and about $400,000 for Gold Peak.

This represents a net reduction of $3.7 million from the $10.4 million of real estate as I reported to you at December 31. Further reductions will come in the third quarter from the three Gold Peak sales closed in July, and the receipt of $600,000 of bonding collateral at East Lyme that was also released in July. As a reminder, there is no debt on any of the real estate we own.

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Reis, Inc. Company ▲	REIS Ticker▲	Q2 2009 Earnings Call Event Type ▲	Aug. 7, 2009 Date ▲
In addition, we have continued to work to reduce project-related operating and carrying costs. We have further reduced the real estate staff, salaries and other costs as we complete the sellout of Gold Peak and minimize operating activities at the other two projects. The effects of these reductions, which I will quantify later in my presentation, will be reflected in lower property operating and maintenance costs and general and administrative expenses throughout the remainder of 2009.

I will now briefly discuss our consolidated financial results for the second quarter, and six months ended June 30, 2009, as compared to the results of the second quarter and six months ended June 30, 2008, and the trailing quarter ended March 31, 2009. Consolidated revenue for the second quarter ‘09 aggregated $10.2 million, which is comprised of subscription revenue of $5.9 million and revenue from residential development activities of $4.3 million.

During the comparable 2008 quarter, consolidated revenue was $12.9 million, which was comprised of subscription revenue of $6.5 million and revenue from residential development activities of $6.4 million.

For the six months ended June 30, 2009, consolidated revenue aggregated $18.1 million, of which 12.3 million was subscription revenue and 5.8 million was revenue from residential development activities.

During the comparable 2008 six-month period consolidated revenue was $27.7 million, which was comprised of subscription revenue of 12.9 million, and sales revenue from residential development activities of $14.8 million.

The company had consolidated net income of $532,000 for the second quarter of ’09, or $0.05 per basic and fully diluted share. This compares to net income of $1,025,000 for the second quarter of 2009, or $0.09 per basic and fully diluted share.

For the six months ended June 30, 2009, the company had consolidated net income of $808,000, or $0.07 per basic and fully diluted share. This compares to net income of $1,472,000, or $0.13 per basic share and $0.10 per fully diluted share for the six months ended June 30, 2008.

Following are additional performance metrics for the Reis Services segment, including EBITDA. We believe EBITDA is a useful measure to understand the financial performance of this segment. Since EBITDA is a non-GAAP financial measure, I must caution you, as I do each call, about its limitations.

In MD&A of our June 30, 2009 quarterly report on Form 10-Q and in our earnings release, both issued earlier today, we include cautionary language about the use of EBITDA and adjusted EBITDA as non-GAAP measures, and present reconciliations of net income to EBITDA and adjusted EBITDA for the appropriate periods. Both our 10-Q and press release are available at the Investor Relations portion of our website at www.reis.com/investors.

EBITDA for Reis Services was $2,740,000 for the second quarter of 2009 as compared to $2,858,000 for the second quarter 2008. The EBITDA margin improved to 46.4% in the current quarter from 43.9% in the 2008 second quarter. Revenue was $5,909,000 for the second quarter of 2009 as compared to $6,505,000 for the 2008 period.

For the six months, EBITDA was $5,756,000, as compared to $5,550,000 for the six months ended June 30, 2008. The EBITDA margin improved to 46.9% in the current period from 43% in the 2008 six month period.

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Reis, Inc. Company ▲	REIS Ticker▲	Q2 2009 Earnings Call Event Type ▲	Aug. 7, 2009 Date ▲
Revenue was $12,264,000 for the six months ended June 30, 2009, as compared to $12,916,000 for the 2008 period. In the first quarter 2009 EBITDA was $3,016,000, the EBITDA margin was 47.5% and revenue was $6,355,000.

Our revenue trend was impacted by a reduction in our overall annual renewal rate over the latter part of 2008 and into 2009. At March 31, 2009, the trailing 12 month annual renewal rate for the year was 87% for all customers and 88% for our institutional customers.

For the trailing 12 months ended June 30, 2009, these rates were 84% for all customers and 86% for our institutional customers. Also, the longer a customer remains a customer, the renewal rate improves. Our customers of two or more years have a renewal rate on a trailing twelve month basis of 86% overall and 87% for institutional customers. We believe that these are strong numbers, especially under current conditions and, in fact, are in line with renewal rates and the trend in renewal rates reported by other leading subscription-based business information companies.

We were able to control the impact of revenue reductions on EBITDA as a result of the cost saving measures implemented in late 2008 and continuing into 2009. We continue to challenge all costs. However, as we have stated before, we are committed to investing wisely in product development and enhancement initiatives, as Lloyd discussed earlier.

Following are some balance sheet statistics at June 30. Stockholders’ equity was $74.4 million. The company had approximately 10,760,000 common shares outstanding, which equates to a book value per share of $6.91. Directors and senior management beneficially own approximately 28% of the outstanding stock. Total consolidated assets aggregated $113.1 million. Cash and cash equivalents aggregated $23.5 million or $2.19 a share. Customer receivables, net of allowances, aggregated $4.4 million at June 30, and bad debts remain immaterial.

Our annual contract model provides a significant level of revenue visibility and predictability relative to future periods. Deferred revenue, which was $10.3 million at June 30, represents revenues from annual or longer-term contracts for which we have billed and/or received payments from our customers related to services we will provide in the future. It does not include an additional $10.2 million of revenue under non-cancelable contracts for which we do not yet have the contractual right to bill. Deferred revenue is recognized as income over the contractual period, primarily on a straight-line basis.

The remaining outstanding balance of the Reis Services acquisition debt aggregated $21 million at June 30. During the second quarter, as a result of debt repayments and cash generation, Reis has become net cash positive. Our cash balance of $23.5 million exceeds our debt balance of $21 million. This debt has a current interest rate of LIBOR plus 1.5% per annum. For the first eight months of 2009, we are paying interest on this debt at an all-in annual rate of less than 2%.

Based on our cash on hand and our current cash flow generation, we are very comfortable with our scheduled principal payments, which in the aggregate will reduce our debt balance to $19.3 million by December 31, 2009 and to approximately $13 million by December 31, 2010. This debt matures in September 2012.

Regarding the status of our $1.5 million stock repurchase program, through June 30, 2009, we repurchased over 257,000 shares at an average price of $3.05 per share. We have been able to repurchase stock during the current blackout period as a result of a 10b5-1 plan put in place prior to our trading window blackout. Through last Friday, July 31, we repurchased almost 279,000 shares at an average price of $3.14 per share.

We have approximately $625,000 of availability for future repurchases under this plan. The number of shares we may repurchase on any day is generally limited to 25% of the average daily trading

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Reis, Inc. Company ▲	REIS Ticker▲	Q2 2009 Earnings Call Event Type ▲	Aug. 7, 2009 Date ▲
volume established over the previous four weeks. Our daily trading volume averaged approximately 3,000 shares during the quarter.

Consistent with applicable safe harbors, we have also purchased a few small blocks in June and July. We continue to seek block purchases, even providing for the ability to do so in our 10b5-1 plan. Our policy is that all such purchases must be negotiated through our designated broker.

One last item I would like to highlight is the year-over-year reduction in G&A expenses. If you are able to turn your attention to footnote 3, our segment footnote in Form 10-Q, you will notice that in the Reis Services column, G&A of the segment was reduced by almost $200,000 from the 2008 quarter.

Also the G&A as reported in the Other column shows a decrease of approximately $929,000. If we back out of this charge – excuse me – if we back out of this change, the impact of non-cash compensation from the accounting for stock-based compensation and non-recurring legal and other professional fees incurred in 2008, the decrease is $600,000 from the 2008 second quarter.

We expect to have further reductions in the Other G&A, and the property operating and maintenance expense line items, as we eliminate an additional $175,000 a quarter, or $700,000 annually, for real estate-related employees whose contracts are expiring in the third quarter of 2009, or are providing only limited consulting services on a significantly reduced basis. We would expect to be able to see the full effects of these reductions in the fourth quarter of 2009 and first quarter of 2010.

Separately, additional expense reductions from contractual employment obligations that expire in May 2010 would further reduce Other G&A by nearly $250,000 a quarter or $1 million annually.

With that, I will now open the call for questions.

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Reis, Inc. Company ▲	REIS Ticker▲	Q2 2009 Earnings Call Event Type ▲	Aug. 7, 2009 Date ▲
QUESTION AND ANSWER SECTION

Operator:  Thank you. [Operator Instructions]

And we’ll go first to Ross Haberman with The Haberman Fund.

<Q – Ross Haberman>: Good morning, gentlemen. How are you?

<A – Lloyd Lynford>: Good. How are you, Ross?

<Q – Ross Haberman>: Okay. Just, Mark, a couple quick questions on Reis. In the quarter were there any non-recurring, less recurring items in that 2.7 million of cash flow?

<A – Mark Cantaluppi>: No.

<Q – Ross Haberman>: Okay. And will we begin to see the benefit of the overhead savings – did we see much this quarter and when will we begin to see that million dollars of savings begin to affect that cash flow number?

<A – Mark Cantaluppi>: Well, the million dollars, if you’re referring to the last item that I had stated; that won’t happen until after May 2010. The other reductions in G&A expenses are occurring currently and will continue to be seen as we move through the third and fourth quarters of 2009.

<Q – Ross Haberman>: Okay. And, I’m just – I wanted to understand a little bit more. I think you said your renewal rates were down a little bit for the trailing 12 months to about 84%. I didn’t quite understand the verbiage of, if you’re seeing much depreciation in pricing and what your expectations for that are?

<A – Lloyd Lynford>: Well, I guess what I spoke to in my comments, this is Lloyd, is the fact that we’re seeing in our conversations and in our negotiations, actually, with our clients, a significant increase in second year commitment – two-year commitments, and in those we’re seeing embedded in those contracts a single – a low single digit increase in the 2009 rates that people are paying, and we’re seeing a very high single digit increase in the 2010 rates that people are paying.

So, I would just say to you that compared to where we were six to nine months ago where every conversation started out with how can I pay less, we’re now not seeing that same kind of monolithic conversation, and there are sets of people who are getting back into business, adding people, getting involved in, looking at new opportunities and willing to pay us price increases for either better service, new content sets or just increased usage.

<Q – Ross Haberman>: And just finally, are you beginning to see increased usage yet?

<A – Lloyd Lynford>: Well, our usage continues very strong. I think year-over-year it’s pretty consistent. There might be a tiny 1 or 2% decline from where we were in overall usage but it’s hard to know if that’s really a trend or whether that’s just a one-quarter aberrational thing. I would characterize our usage as basically flat, but up significantly from the low of where it – the lower periods of where it had been in, let’s say, the third and fourth quarters of last year. So, we’re up – the usage is back up considerably but at the same time I was also comparing it to a year ago, which was prior to, you know, the worst portion of the downturn.

<Q – Ross Haberman>: Okay. Thank you, guys.

<A – Lloyd Lynford>: Sure.

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Reis, Inc. Company ▲	REIS Ticker▲	Q2 2009 Earnings Call Event Type ▲	Aug. 7, 2009 Date ▲
Operator:  [Operator Instructions] And it appears there are no further questions at this time.

Lloyd Lynford, President and Chief Executive Officer
Thank you all who have participated this afternoon. As always, Mark and I are available to speak to current and prospective stockholders of Reis and would be happy to answer your questions within the parameters regarding selective disclosure. I guess I’d say that in summary, we’re pleased to report that our core business, Reis Services, continues to generate steady recurring revenues in EBITDA performance and we anticipate updating you on our next call in early November with a continuation of positive results. Thank you and have a good afternoon.

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